Exhibit 99.1

Startek Reports Record Fourth Quarter and Full Year 2020 Financial Results

-  Continued Operational Momentum Drives Strongest Levels of Quarterly Revenue, Gross Profit and Adjusted EBITDA in Company History -

- Recently Completed Debt Refinancing and Strategic Investment in CSS to Accelerate Digital Initiatives and Bolster Foundation for Growth -

GREENWOOD VILLAGE, CO – March 15, 2021 - Startek, Inc. (NYSE:SRT) ("Startek" or the "Company"), a global provider of customer experience management solutions, is reporting financial results for the fourth quarter and full year ended December 31, 2020.

     Fourth Quarter 2020 Financial Highlights ($ in millions, excl. margin items)

	Q4 2020	Q3 2020	Q4 2019
Net Revenue	$174.5	$162.7	$171.6
Gross Profit	$30.9	$22.9	$27.6
Gross Margin	17.7%	14.1%	16.1%
SG&A Expenses	$15.3	$14.9	$19.4
Net Income/(Loss)[1]	$(7.6)	$0.4	$(5.3)
Adjusted Net Income[2]	$8.8	$3.3	$5.8
Adjusted EBITDA[2]	$23.3	$15.6	$16.8

[1] Reflects net income (loss) attributable to Startek shareholders.

[2] Refer to the note below about Non-GAAP financial measures.

  Full Year 2020 Financial Highlights ($ in millions, excl. margin items)

	2020	2019
Net Revenue	$640.2	$657.9
Gross Profit	$89.6	$110.9
Gross Margin	14.0%	16.9%
SG&A Expenses	$62.1	$91.4
Net Income/(Loss)	$(39.0)	$(15.0)
Adjusted Net Income	$8.5	$4.7
Adjusted EBITDA	$58.2	$52.1

Management Commentary

“We generated record results during the fourth quarter with solid growth across nearly every key financial metric,” said Aparup Sengupta, Executive Chairman and Global CEO of Startek. “While Q4 is historically our strongest quarter of the year, we further benefitted from seasonality trends within our existing client base, including robust e-commerce tailwinds around the holiday season. This performance, coupled with our consistent focus on cost management, allowed us to drive sequential and year-over-year improvements in gross margin and adjusted EBITDA, which also benefitted from $2.7 million of government grants in Q4. Overall, our team demonstrated incredible adaptability and execution in 2020 despite one of the most challenging global operating environments we have ever faced.

“As we entered 2021, we further strengthened our commitment to enhancing the flexibility of our platform. Subsequent to the fourth quarter, we completed a $185 million debt refinancing that allows us to extend our debt maturities and enhance our overall liquidity position. With this reinforced balance sheet, we can comprehensively support our current operations while capitalizing on strategic opportunities to drive long-term, accretive growth.

“The recent minority investment we made in CSS Corp. (CSS) represents one such accretive opportunity that will also advance our ramping digital initiatives. CSS is a robust IT services company providing mission-critical AI, automation, analytics, cloud and digital solutions to a growing technology customer base across five continents. Given the success of our Startek Cloud omnichannel platform in 2020, we continue to view our digital services as a key long-term driver of both future revenue growth and margin expansion. Our investment in CSS accelerates our digitization initiatives and marks an important inflection point for Startek.

“Looking ahead to the rest of 2021, we are proud to have built such a strong foundation to continue driving operational efficiencies and enhancing our suite of services around the globe. We are grateful for the dedication of our team and the deep support of our shareholders as we further execute on our strategic growth plans.”

Fourth Quarter 2020 Financial Results

Net revenue in the fourth quarter increased to $174.5 million compared to $171.6 million in the year-ago quarter. The increase was driven by elevated demand and seasonal strength within the Company’s existing client network. On a constant currency basis, net revenue increased 4.7% compared to the prior year period.

Gross profit in the fourth quarter increased by 11.7% to $30.9 million compared to $27.6 million in the year-ago quarter. Gross margin increased 160 basis points to 17.7% compared to 16.1% in the year-ago quarter. The increase was primarily driven by the aforementioned strength within Startek’s existing client base and a greater revenue mix of high-margin digital services. The margin expansion was also aided by incremental grants of $2.7 million received in the fourth quarter.

Selling, general and administrative (SG&A) expenses in the fourth quarter decreased to $15.3 million compared to $19.4 million in the year-ago quarter. As a percentage of revenue, SG&A improved 250 basis points to 8.8% compared to 11.3% in the year-ago quarter as a result of the continued cost reductions the Company has implemented over the past several quarters and in response to COVID-19.

Net loss attributable to Startek shareholders in the fourth quarter was $7.6 million or $(0.19) per share, compared to a net loss of $5.3 million or $(0.14) per share in the year-ago quarter. Net loss in the fourth quarter of 2020 included an approximate $13.2 million goodwill impairment from COVID-19 related forecasted declines in the Company’s business in India, South Africa, and Australia and in Argentina owing primarily to the devaluation of the local currency.

Adjusted net income* in the fourth quarter increased 50% to $8.8 million or $0.22 per diluted share, compared to adjusted net income* of $5.8 million or $0.15 per diluted share in the year-ago quarter.

Adjusted EBITDA* in the fourth quarter increased 38.5% to $23.3 million compared to $16.8 million in the year-ago quarter. The increase was primarily driven by the aforementioned revenue growth and margin expansion, cost reductions, and approximately $2.7 million in incremental benefits related to government grants.

On December 31, 2020, cash and restricted cash was $50.6 million compared to $56.6 million at September 30, 2020. The decrease was largely driven by increased capital expenditures in this quarter relative to previous quarters. Total debt at December 31, 2020 remained flat at $136.0 million compared to September 30, 2020, and net debt at December 31, 2020 was $85.4 million compared to $79.4 million at September 30, 2020.

Full Year 2020 Financial Results

Net revenue in 2020 was $640.2 million compared to $657.9 million in 2019. The decrease was driven by adverse movements in foreign currency during the year. On a constant currency basis, net revenue increased 0.9% compared to the prior year. The COVID-19 impact on revenue during the first half of 2020 was offset by new wins and elevated seasonal demand in the second half of the year.

Gross profit in 2020 was $89.6 million compared to $110.9 million in 2019. Gross margin was 14.0% compared to 16.9% in 2019. The decrease was primarily driven by higher costs relative to revenues in geographies that were heavily impacted by COVID-19 related lockdowns.

Selling, general and administrative (SG&A) expenses in 2020 decreased significantly to $62.1 million compared to $91.4 million in 2019. As a percentage of revenue, SG&A improved 420 basis points to 9.7% compared to 13.9% in 2019 as a result of the company’s sustained cost reductions over the last 12 months and in response to COVID-19.

Net loss attributable to Startek shareholders in 2020 was $39.0 million or $(0.99) per share, compared to a net loss of $15.0 million or $(0.39) per share in 2019. Net loss in 2020 included an approximate $35.9 million goodwill impairment charge accounted in the first quarter and in the fourth quarter due to COVID-19 related forecasted declines in the Company’s business in India, South Africa, Australia and in Argentina owing primarily to the devaluation of the local currency.

Adjusted net income* in 2020 increased to $8.5 million or $0.22 per diluted share, compared to adjusted net income* of $4.7 million or $0.12 per diluted share in 2019.

Adjusted EBITDA* in 2020 increased 11.7% to $58.2 million compared to $52.1 million in 2019. The increase was primarily driven by the Company’s aforementioned cost reductions and continued focus on prudent expense management, as well as the $2.7 million incremental grant benefit in Q4.

*A non-GAAP measure defined below.

Debt Refinancing and Capital Allocation

Subsequent to the fourth quarter, CSP Alpha Holdings Pte. Ltd., a wholly-owned subsidiary of Startek, successfully completed a debt refinancing with a newly secured $185 million senior debt facility, comprising a $165 million term loan and a $20 million revolving credit facility. The term loan bears a moratorium on principal repayment for 21 months and will amortize quarterly thereafter, beginning in November 2022. The loan is subject to certain standardized financial covenants. The proceeds of this loan was used to repay in full the previous senior debt facility and to also make the strategic investment in CSS.

On February 25, 2021, Startek announced a strategic investment in CSS, comprising a $30 million contribution in a limited partnership managed by Startek’s majority shareholder, Capital Square Partners, to acquire both an indirect beneficial interest of approximately 26% in CSS, as well as an option to acquire a controlling stake. The option to acquire a majority stake in CSS is at the sole discretion of Startek, and the Company has no obligation to do so.

Conference Call and Webcast Details

Startek management will hold a conference call today at 5:00 p.m. Eastern time to discuss its financial results. The conference call will be followed by a question and answer period.

Date: Monday, March 15, 2021

Time: 5:00 p.m. Eastern time

Toll-free dial-in number: (844) 239-5283

International dial-in number: (574) 990-1022

Conference ID: 4245717

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here, as well as in the investor relations section of the company’s website at www.startek.com.

A telephonic replay of the conference call will also be available after 8:00 p.m. Eastern time on the same day through March 22, 2021.

Toll-free replay number: (855) 859-2056

International replay number: (404) 537-3406

Replay ID: 4245717

About Startek

Startek is a global provider of tech-enabled business process management solutions. The company provides omni-channel customer experience, digital transformation, and technology services to some of the finest brands globally. Startek is committed to impacting clients’ business outcomes by focusing on enhancing customer experience and digital & AI enablement across all touch points and channels. Startek has more than 42,000 CX experts spread across 46 delivery campuses in 13 countries. The company services over 220 clients across a range of industries such as Banking and Financial Services, Insurance, Technology, Telecom, Healthcare, Travel & Hospitality, Ecommerce, Consumer Goods, Retail, and Energy & Utilities. To learn more about Startek’s global solutions, please visit www.startek.com.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause Startek's actual results to differ materially from those expressed or implied by any such forward-looking statements. Readers are encouraged to review risk factors and all other disclosures appearing in the Company's Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission (SEC) on March 12, 2020, as well as other filings with the SEC, for further information on risks and uncertainties that could affect Startek's business, financial condition and results of operation. Copies of these filings are available from the SEC, the Company’s website or the Company’s investor relations department. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Investor Relations

Sean Mansouri, CFA

Gateway Investor Relations

(949) 574-3860

SRT@gatewayir.com

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (loss)
(In thousands, except per share amounts)

	Unaudited		Audited
	Three Months Ended December		Year Ended December
	2020	2019	2020	2019

Revenue	174,918	172,151	641,844	659,205
Warrant contra revenue	(449)	(565)	(1,622)	(1,295)
Net Revenue	174,469	171,586	640,222	657,910
Cost of services	(143,598)	(143,950)	(550,601)	(547,014)
Gross profit	30,871	27,636	89,621	110,896

Selling, general and administrative expenses	(15,341)	(19,425)	(62,116)	(91,363)
Impairment losses and restructuring/exit cost	(13,254)	(7,758)	(37,799)	(9,827)
Acquisition related cost	-	-	-	11
Operating Income (Loss)	2,276	453	(10,294)	9,717

Share of loss of equity-accounted investees	(6)	(1,214)	(31)	(226)
Interest expense, net	(2,692)	(3,960)	(13,376)	(15,824)
Exchange gain / (loss), net	(1,853)	401	(2,183)	(2,157)
Loss before income taxes	(2,275)	(4,320)	(25,884)	(8,490)
Tax expense	(1,951)	(241)	(7,760)	(4,791)
Net Loss	(4,226)	(4,561)	(33,644)	(13,281)

Net Income (Loss)
Net income attributable to noncontrolling interests	3,351	730	5,341	1,737
Net loss attributable to Startek shareholders	(7,577)	(5,291)	(38,985)	(15,018)
	(4,226)	(4,561)	(33,644)	(13,281)

Net loss per common share:
Basic net loss attributable to Startek shareholders	(0.19)	(0.14)	(0.99)	(0.39)
Diluted net loss attributable to Startek shareholders	(0.19)	(0.14)	(0.99)	(0.39)

Weighted average common shares outstanding:
Basic	40,333	38,492	39,442	38,132
Diluted	40,333	38,492	39,442	38,132

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Audited)
(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	44,507	20,464
Restricted cash	6,052	12,162
Trade accounts receivables, net	83,560	108,479
Unbilled revenue	49,779	41,449
Prepaid and other current assets	14,542	12,008
Total current assets	198,440	194,562

Non-current assets
Property, plant and equipment, net	34,225	37,507
Operating lease right-of-use assets	69,376	73,692
Intangible assets, net	100,440	110,807
Goodwill	183,397	219,341
Investment in equity accounted investees	111	553
Deferred tax assets, net	5,294	5,251
Prepaid expenses and other non-current assets	13,370	16,370
Total non-current assets	406,213	463,521
Total assets	604,653	658,083

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payables	20,074	25,449
Accrued expenses	57,118	45,439
Short term debt	15,505	26,491
Current maturity of long term debt	2,180	18,233
Current maturity of operating lease liabilities	19,327	19,677
Other current liabilities	39,987	37,159
Total current liabilities	154,191	172,448

Non-current liabilities
Long term debt	118,315	130,144
Operating lease liabilities	52,052	54,341
Other non-current liabilities	15,498	11,140
Deferred tax liabilities, net	17,715	18,226
Total non-current liabilities	203,580	213,851
Total liabilities	357,771	386,299

Stockholders’ equity
Common stock, 60,000,000 non-convertible shares, $0.01 par value, authorized; 40,453,462 and 38,525,636 shares issued and outstanding at December 31, 2020 and December 31, 2019	405	385
Additional paid-in capital	288,700	276,827
Accumulated deficit	(85,543)	(46,145)
Accumulated other comprehensive loss	(7,286)	(6,022)
Equity attributable to Startek shareholders	196,276	225,045
Noncontrolling interest	50,606	46,739
Total stockholders’ equity	246,882	271,784
Total liabilities and stockholders’ equity	604,653	658,083

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Audited)
(In thousands, except per share amounts)

	Year Ended December 31,
	2020	2019
Operating activities
Net loss	(33,644)	(13,281)

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	28,201	29,723
Impairment of goodwill	35,944	7,146
Loss on sale of property, plant and equipment	167	-
Provision for doubtful accounts	2,662	1,640
Amortisation of debt issuance cost	1,454	1,414
Warrant contra revenue	1,622	1,295
Share-based compensation expense	832	1,516
Deferred income taxes	(276)	(1,101)
Share of loss of equity accounted investees	31	226

Changes in operating assets and liabilities
Trade accounts receivables, net	19,971	(4,492)
Prepaid and other assets	(11,376)	4,199
Trade accounts payables	(4,635)	(734)
Income taxes, net	2,668	(542)
Accrued expenses and other liabilities	22,432	962
Net cash generated from operating activities	66,053	27,971

Investing activities
Purchase of property, plant and equipment	(17,414)	(15,564)
Proceeds from equity accounted investees	395	1,308
Net cash used in investing activities	(17,019)	(14,256)

Financing activities
Proceeds from issuance of common stock	9,026	6,710
Payments on long term debt	(8,400)	(9,800)
Payments on line of credit, net	(24,529)	(6,623)
(Payments on) / proceeds from other borrowings, net	(7,304)	4,351
Net cash used in from financing activities	(31,207)	(5,362)

Net increase in cash and cash equivalents	17,827	8,353
Effect of exchange rate changes on cash and cash equivalents and restricted cash	106	(296)
Cash and cash equivalents and restricted cash at the beginning of period	32,626	24,569
Cash and cash equivalents and restricted cash at the end of period	50,559	32,626

Components of cash and cash equivalents and restricted cash
Balances with banks	44,507	20,464
Restricted cash	6,052	12,162
Total cash and cash equivalents and restricted cash	50,559	32,626

Supplemental disclosure of Cash Flow Information
Cash paid for interest and other finance cost	13,080	15,329
Cash paid for income taxes	4,795	6,379
Government grants/subsidy received	2,689	-
Non cash warrant contra revenue	1,622	1,295
Non cash share-based compensation expenses	832	1,516

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

(Unaudited)

This press release contains references to the non-GAAP financial measure of Adjusted EBITDA. Reconciliation of this non-GAAP measure to its comparable GAAP measure is included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

Adjusted EBITDA:

The Company defines non-GAAP Adjusted EBITDA as Net loss plus Income tax expense, Interest and other expense, net, Depreciation and amortization expense, Restructuring and other acquisition related cost, Share-based compensation expense and Warrant contra revenue (if applicable). Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items permits a more meaningful comparison and understanding of our strength and performance of our ongoing operations for our investors and analysts.

Adjusted EPS:

Adjusted EPS is a non-GAAP financial measure presenting the earnings generated by our ongoing operations that we believe is useful to investors in making meaningful comparisons to other companies, although our measure of Adjusted EPS may not be directly comparable to similar measures used by other companies, and period-over-period comparisons. Adjusted EPS is defined as our diluted earnings per common share attributable to StarTek shareholders adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic (“ASC”) 805, Business Combinations (such as customer relationships and Brand), and their amortization is significantly affected by the size and timing of our acquisitions.

Adjusted EBITDA:
	Three Months Ended December		Year Ended December
	2020	2019	2020	2019
Net Loss	(4,226)	(4,561)	(33,644)	(13,281)
Income tax expense	1,951	241	7,760	4,791
Interest and other expense, net	2,699	5,174	13,407	16,050
Exchange gain/(loss), net	1,853	(401)	2,183	2,157
Depreciation and amortization expense	6,922	7,667	28,201	29,723
Impairment losses and restructuring cost	13,254	7,758	37,799	9,817
Share-based compensation expense	385	365	832	1,516
Warrant contra revenue	449	565	1,622	1,295
Adjusted EBITDA	23,287	16,808	58,160	52,068

Adjusted EPS:
	Three Months Ended December		Year Ended December
	2020	2019	2020	2019
Profit attributable to Startek shareholders	(7,577)	(5,291)	(38,985)	(15,018)
Add: Share based compensation expense	385	365	832	1,516
Add: Amortization of intangible assets, net of tax	2,277	2,279	9,078	8,956
Add: Warrant contra revenue	449	565	1,622	1,295
Add: Goodwill impairment loss	13,236	7,146	35,944	7,146
Add: Deferred tax adjustments	-	780	-	780

Adjusted net income / (loss) (non-GAAP)	8,770	5,844	8,491	4,675

Weighted average common shares outstanding - Basic	40,333	38,492	39,442	38,132
Weighted average common shares outstanding - Diluted	40,333	38,492	39,442	38,132

Adjusted EPS - Basic	0.22	0.15	0.22	0.12
Adjusted EPS - Diluted	0.22	0.15	0.22	0.12